                                                                      EXHIBIT 99


FOR:              THE SPORTSMAN'S GUIDE
                  411 Farwell Avenue
                  South Saint Paul, Minn. 55075        FOR IMMEDIATE RELEASE
                  NASDAQ NMS: SGDE

CONTACT:          William P. Bartkowski
                  MeritViewPartners
                  612.605.8616

        THE SPORTSMAN'S GUIDE RELEASES RECORD 2005 FIRST QUARTER RESULTS

  RECORD QUARTERLY NET SALES ABOVE AND EARNINGS PER SHARE AT HIGH END OF MOST
                                RECENT GUIDANCE

SOUTH ST. PAUL, MINN. (5/04/05) -- The Sportsman's Guide, Inc. (NASDAQ NMS:
SGDE) today reported results for the quarter ended March 31, 2005 that, with respect to net sales, were above most recent guidance and, with respect to fully diluted earnings per share, were at the high end of that guidance.

         Net sales for the Company's first quarter were $64.3 million, compared with $44.6 million reported for the same period in 2004. The quarter over quarter 44.2% increase in consolidated net sales was due in large part to the acquisition of The Golf Warehouse ("TGW") in June of 2004 and net sales increasing 12% at The Sportsman's Guide ("TSG"). The increase at TSG was largely the result of increased Internet sales.

         Net earnings for the quarter were $2.1 million, or $0.26 per fully diluted share, a 79.6% increase over the $1.2 million, or $0.15 per fully diluted share, reported for the same period in 2004. The per share calculations for the most recent period have been adjusted to reflect the Company's recent 3-for-2 stock split, distributed to shareholders on April 15, 2005. Without the effect of the split, fully diluted earnings per share for the quarter ended March 31, 2005 would have been $0.39 per share, compared to $0.22 per share for the same period in 2004.

         Gregory R. Binkley, President and Chief Executive Officer of the Company, stated, "We had a very strong first quarter due to a number of factors. We saw strong net sales at both TGW and TSG.

TSG's double digit sales growth was particularly gratifying and was due to our success in generating higher levels of Internet-related sales. The increase in total net sales and in the percentage of Internet-related sales is also the result of the continued strong performance of TGW. The impact of these factors pushed consolidated Internet-related sales to over 50% of total catalog and Internet sales for the very first time in our history."

         The Company will hold a conference call to discuss the results of the quarter at 10:30 am, CDT, Thursday, May 5, 2005. Gregory R. Binkley, President and Chief Executive Officer of the Company, and Charles B. Lingen, Executive Vice President and Chief Financial Officer, will be present on the call. Participants may access the call by dialing 1-800-362-0574 and asking for The Sportsman's Guide conference call. The call may also be accessed via the Internet at WWW.SPORTSMANSGUIDEIR.COM.

         The Company also noted that its Annual Meeting of Shareholders will be held on Friday, May 6, 2005, at 1:00 pm, CDT, at the Company's executive offices at 411 Farwell Avenue, South St. Paul, Minn. The Sportsman's Guide is an Internet and catalog retailer offering value-priced outdoor gear and general merchandise, with a special emphasis on outdoor clothing, outdoor equipment, golf apparel and equipment and footwear. The Company sells through both Internet Web sites and catalogs. The Company's Web sites include www.sportsmansguide.com, www.tgw.com and http://www.bargainoutfitters.com.

                       - FINANCIAL HIGHLIGHTS TO FOLLOW -

         This release contains forward looking statements which are subject to change based on various important factors, including but not limited to general economic conditions, a changing market environment for the Company's products and the market acceptance of the Company's catalogs, Internet sites and offerings.

                  THE SPORTSMAN'S GUIDE, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)
                            (In thousands of dollars)

                                                          March 31,    March 31,  December 31,
                                                            2005         2004        2004
                                                          ---------    ---------  ------------
                               ASSETS
CURRENT ASSETS
     Cash and cash equivalents                            $   2,851    $  16,694  $      8,616
     Accounts receivable - net                                2,996        2,147         3,955
     Inventory                                               30,380       23,032        29,148
     Promotional material                                     4,085        3,622         3,578
     Prepaid expenses and other                               3,577        2,489         3,123
     Income taxes receivable                                     --          655            --
     Deferred income taxes                                      907        2,220         1,122
                                                          ---------    ---------  ------------
        Total current assets                                 44,796       50,859        49,542
PROPERTY AND EQUIPMENT, NET                                   2,493        1,947         2,693
OTHER ASSETS
     Goodwill                                                17,183           --        17,176
     Trade and domain name                                   10,200           --        10,200
     Other intangibles                                          613           --           658
                                                          ---------    ---------  ------------
        Total other assets                                   27,996           --        28,034
                                                          ---------    ---------  ------------
        Total assets                                      $  75,285    $  52,806  $     80,269
                                                          =========    =========  ============

                LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
     Accounts payable                                     $  20,501    $  16,024  $     23,832
     Accrued expenses and other current liabilities          15,982       12,347        19,987
                                                          ---------    ---------  ------------
        Total current liabilities                            36,483       28,371        43,819
LONG-TERM LIABILITIES                                         5,501          173         5,388
                                                          ---------    ---------  ------------
        Total liabilities                                    41,984       28,544        49,207
SHAREHOLDERS' EQUITY                                         33,301       24,262        31,062
                                                          ---------    ---------  ------------
        Total liabilities and shareholders' equity        $  75,285    $  52,806  $     80,269
                                                          =========    =========  ============

                  THE SPORTSMAN'S GUIDE, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF EARNINGS
                                   (Unaudited)

                             For the quarters ended
                             March 31, 2005 and 2004

                      (In thousands, except per share data)

                                                                      For the quarters ended March 31,
                                                                          2005               2004
                                                                      -------------      -------------
Net sales                                                             $      64,326      $      44,594
Cost of sales                                                                44,544             30,466
                                                                      -------------      -------------
     Gross profit                                                            19,782             14,128
Selling, general and administrative expenses                                 16,472             12,346
                                                                      -------------      -------------
     Earnings from operations                                                 3,310              1,782
Interest expense                                                                (64)                --
Miscellaneous income, net                                                        68                 42
                                                                      -------------      -------------
     Earnings before income taxes                                             3,314              1,824
Income tax expense                                                            1,218                657
                                                                      -------------      -------------
     Net earnings                                                     $       2,096      $       1,167
                                                                      =============      =============

Net earnings per share:
     Basic                                                            $         .29      $         .16
                                                                      =============      =============
     Diluted                                                          $         .26      $         .15
                                                                      =============      =============

Weighted average common and common equivalent shares outstanding:
     Basic                                                                    7,107              7,130
                                                                      =============      =============
     Diluted                                                                  8,066              8,052
                                                                      =============      =============

                                      # # #